CONTACT:	Jeff Schweitzer	Exhibit 99.1
UNIVEST CORPORATION OF PENNSYLVANIA
Chief Financial Officer
215-721-2458, schweitzerj@univest.net
FOR IMMEDIATE RELEASE
UNIVEST CORPORATION OF PENNSYLVANIA — UNIVEST NATIONAL
BANK AND TRUST CO. — REPORTS SECOND QUARTER EARNINGS
SOUDERTON, Pa., July 23, 2009 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., today announced financial results for the second quarter ended June 30, 2009. Univest reported net income of $2.7 million or $0.21 diluted earnings per share for the quarter ended June 30, 2009, compared to net income of $5.9 million or $0.46 diluted earnings per share for the quarter ended June 30, 2008. Net income for the second quarter of 2009 included a special FDIC assessment of $609 thousand after-tax.
For the six months ended June 30, 2009, Univest reported net income of $6.5 million or $0.50 diluted earnings per share compared to net income of $12.6 million or $0.98 diluted earnings per share reported for the six months ended June 30, 2008. The decrease year over year is primarily due to an increase in the provision for loan and lease losses of $4.2 million along with death benefit claims on bank owned life insurance policies in the prior year of $1.9 million. Additionally, FDIC deposit insurance premiums increased $2.0 million year over year.
“While our second quarter performance did not meet our expectations, we remain focused on our long term objectives during this very challenging economic time,” said William S. Aichele, Chairman, President and Chief Executive Officer of Univest Corporation. “Our steadfast approach to doing business helped sustain us during the quarter. Our diversified platform of financial solutions and strong commitment to our customers, communities, employees and shareholders continue to differentiate us from our competitors. We believe Univest is well positioned to take advantage of the growth opportunities this current market disruption presents, and we look to the future with optimism.”

Net Interest Income and Margin
Net interest income increased $608 thousand or 3.7% in the second quarter of 2009 from the second quarter of 2008. The result is from the growth in average loans of $79 million or 5.7% combined with a decrease in the cost of interest-bearing liabilities.
The net interest margin on a tax equivalent basis for the second quarter of 2009 increased 12 basis points to 3.87% compared to 3.75% for the second quarter of 2008. The increase in the net interest margin can be attributed to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the declines in yields on total interest earning assets.
The net interest margin on a tax equivalent basis for the six months ended June 30, 2009 increased 11 basis points to 3.82% compared to 3.71% for the comparable period in the prior year. The increase in net interest margin is primarily due to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the declines in yields on total interest earning assets. Average loans increased $85 million or 6.2% year over year, which was driven by an increase in average commercial loans of $102 million or 10.2%.
Non-Interest Income
Total non-interest income declined slightly for the quarter ended June 30, 2009 compared to the quarter ended June 30, 2008. For the quarter ended June 30, 2009, Univest reported total non-interest income of $7.8 million compared to $8.0 million for the comparable period in the prior year. This decline is due to $1.4 million of revenue from death benefit claims on bank owned life insurance in the prior year. Excluding this item, total non-interest income increased $1.2 million or 19.0%. This increase is primarily due to increased mortgage banking revenue of $651 thousand for the quarter ended June 30, 2009 compared to the same period in the prior year and increased revenues from the acquisitions of Trollinger Consulting Group and Liberty Benefits, Inc. at the end of 2008.
Total non-interest income for the six months ended June 30, 2009 declined $1.7 million compared to the corresponding period in the prior year. This decline is due to $1.9 million of revenue from death benefit claims on bank owned life insurance in the prior year and other than temporary impairment on bank equity securities of $1.4 million recorded during the six months ended June 30, 2009 compared to $235 thousand recorded during the six months ended June 30, 2008. Excluding these items, total non-interest income increased $1.3 million compared to the same period in the prior year primarily due to increased mortgage banking revenue of $1.1 million along with increased revenues from the acquisitions of Trollinger Consulting Group and Liberty Benefits, Inc.

Non-Interest Expense
Non-interest expense for the second quarter of 2009 increased $1.7 million, or 11.3%, primarily due to higher FDIC insurance costs, salaries and employee benefits expense. FDIC insurance costs increased $1.4 million quarter over quarter primarily due to premium increases affecting all financial institutions along with the special assessment levied on all banks which cost Univest $937 thousand during the quarter. Salary and employee benefits expenses increased primarily due to increased pension costs, normal merit increases and increased headcount due to the acquisitions of Trollinger Consulting Group and Liberty Benefits, Inc along with increased staff from our recent mortgage banking initiative.
Non-interest expense for the six months ended June 30, 2009 increased $3.6 million, or 12.5%, primarily due to higher FDIC insurance costs, salaries and employee benefits expense. FDIC insurance costs increased $2.0 million year over year. Salaries and employee benefits expense increased $2.7 million primarily due to increased pension expenses of $535 thousand along with normal merit increases combined with increased headcount from the acquisitions completed at the end of the year along with our recent mortgage banking initiatives.
Credit Quality and Provision for Loan and Lease Losses
Nonaccrual loans and leases were $5.8 million at June 30, 2009 compared to $3.7 million at March 31, 2009 and $5.0 million at December 31, 2008. Nonperforming loans and leases as a percentage of total loans and leases equaled 0.75% at June 30, 2009 compared to 0.45% at March 31, 2009 and 0.45% at December 31, 2008. The increase from the prior quarter and year-end is primarily due to an increase in restructured loans. Net loan and lease charge-offs for the six months ended June 30, 2009 were $1.8 million or 0.25% of average loans and leases compared to $2.7 million or 0.39% for the six months ended June 30, 2008. The provision for loan and lease losses was $5.4 million for the second quarter of 2009 compared to $2.3 million for the corresponding quarter in the prior year. For the six months ended June 30, 2009, the provision for loan and lease losses was $7.5 million compared to $3.3 million in the prior year. The increase in the provision is due to the deterioration of underlying collateral and economic factors. As a result of the increased provision, the allowance for loan and leases as a percentage of total loans and leases increased to 1.28% from 1.01% at March 31, 2009 and 0.90% at December 31, 2008. The allowance for loan and lease losses to nonperforming loans and leases equaled 172.30% at June 30, 2009.
On July 1, 2009, Univest Corporation paid a quarterly cash dividend of $0.20 per share.

About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties. Univest National Bank and Trust Co., member FDIC and Equal Housing Lender, offers customers 32 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc., a small ticket commercial finance business; Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and Univest Investments, Inc., Member FINRA and SIPC, a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.
# # #
This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
6/30/2009
(Dollars in thousands)

Balance Sheet (Period End)	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08
Assets	$2,086,821	$2,065,901	$2,084,797	$2,046,390	$2,012,659
Securities	425,774	410,357	432,266	406,965	419,804
Loans and leases, gross	1,466,005	1,455,492	1,450,436	1,441,899	1,398,269
Allowance for loan and lease losses	18,824	14,720	13,118	14,954	13,713
Loans and leases, net	1,447,181	1,440,772	1,437,318	1,426,945	1,384,556
Total deposits	1,565,076	1,573,052	1,527,328	1,507,527	1,504,007
Non-interest bearing deposits	222,877	218,148	221,863	226,606	233,436
NOW, Money Market and Savings	833,825	819,659	795,495	783,830	788,177
Time deposits	508,374	535,245	509,970	497,091	482,394
Borrowings	265,457	245,962	312,736	304,368	275,343
Shareholders’ equity	208,358	206,238	203,207	204,251	203,138

	For the three months ended,					For the six months ended
Balance Sheet (Average)	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08	06/30/09	06/30/08
Assets	$2,077,565	$2,059,965	$2,028,900	$2,020,537	$2,044,987	$2,068,700	$2,025,337
Securities	413,142	419,995	403,783	412,271	450,070	416,550	445,802
Loans and leases, gross	1,471,243	1,446,157	1,437,727	1,422,774	1,392,177	1,458,768	1,373,380
Deposits	1,560,317	1,555,964	1,523,964	1,503,402	1,560,015	1,558,152	1,562,853
Shareholders’ equity	208,321	204,544	205,384	205,062	205,464	206,443	202,954

Asset Quality Data (Period End)	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08
Nonaccrual loans and leases	$5,762	$3,675	$5,029	$7,871	$6,992
Troubled debt restructured	3,324	747	380	563	423
Other real estate owned	2,812	2,824	346	346	—
Nonperforming assets	13,737	9,355	6,900	10,358	10,422
Allowance for loan and lease losses	18,824	14,720	13,118	14,954	13,713
Nonperforming loans and leases / Loans and leases	0.75%	0.45%	0.45%	0.69%	0.75%
Allowance for loan and lease losses / Loans and leases	1.28%	1.01%	0.90%	1.04%	0.98%
Allowance for loan and lease losses / Nonperforming loans	172.30%	225.39%	200.15%	149.36%	131.58%

	For the three months ended,					For the six months ended
	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08	06/30/09	06/30/08
Net loan and lease charge-offs	$1,248	$554	$4,263	$1,804	$1,582	$1,802	$2,670
Net loan and lease charge-offs (annualized) / Average loans and leases	0.34%	0.16%	1.18%	0.50%	0.46%	0.25%	0.39%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
June 30, 2009
(Dollars in thousands, except per share data)

	For the three months ended,					For the six months ended
For the period:	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08	06/30/09	06/30/08

Interest income	$24,529	$24,402	$26,455	$26,661	$26,935	$48,931	$54,942
Interest expense	7,356	8,057	9,630	10,148	10,370	15,413	22,532

Net interest income	17,173	16,345	16,825	16,513	16,565	33,518	32,410
Provision for loan and lease losses	5,353	2,156	2,427	3,046	2,297	7,509	3,296

Net interest income after provision	11,820	14,189	14,398	13,467	14,268	26,009	29,114
Noninterest income:
Trust fee income	1,325	1,425	1,171	1,578	1,628	2,750	3,255
Service charges on deposit accounts	1,692	1,613	1,723	1,719	1,708	3,305	3,366
Investment advisory commission and fee income	917	907	536	581	642	1,824	1,257
Insurance commissions and fee income	1,813	1,986	1,128	1,266	1,271	3,799	3,329
Bank owned life insurance income	408	157	25	241	1,734	565	2,525
Net loss on sales of and impairments on securities	(245)	(1,140)	(122)	(692)	(213)	(1,385)	(157)
Gain on sales of loans held for sale	669	261	21	26	16	930	35
Other income	1,247	965	846	845	1,193	2,212	2,112

Total noninterest income	7,826	6,174	5,328	5,564	7,979	14,000	15,722
Noninterest expense						5,623
Salaries and benefits	9,417	9,432	8,291	7,935	8,019	18,849	16,187
Premises and equipment	2,125	2,233	2,225	2,110	2,085	4,358	4,142
Deposit insurance premiums	1,477	583	477	183	64	2,060	107
Other expense	3,771	3,255	3,874	3,437	4,917	7,026	8,257

Total noninterest expense	16,790	15,503	14,867	13,665	15,085	32,293	28,693

Income before taxes	2,856	4,860	4,859	5,366	7,162	7,716	16,143
Applicable income taxes	187	1,024	1,054	1,176	1,288	1,211	3,548

Net income	$2,669	$3,836	$3,805	$4,190	$5,874	$6,505	$12,595

Per Common Share Data:
Book value per share	$16.00	$15.87	$15.71	$15.83	$15.80	$16.00	$15.80
Net income per share:
Basic	$0.21	$0.30	$0.30	$0.33	$0.46	$0.50	$0.98
Diluted	$0.21	$0.30	$0.29	$0.33	$0.46	$0.50	$0.98
Dividends per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.40	$0.40
Weighted average shares outstanding	13,023,148	12,977,369	12,921,814	12,874,648	12,855,379	13,000,406	12,847,230
Period end shares outstanding	13,023,704	12,996,291	12,938,514	12,905,326	12,858,376	13,023,704	12,858,376

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
June 30, 2009

	For the three months ended,					Year to date
Profitability Ratios (annualized)	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08	06/30/09	06/30/08

Return on average assets	0.52%	0.76%	0.75%	0.82%	1.16%	0.63%	1.25%
Return on average shareholders’ equity	5.14%	7.61%	7.37%	8.13%	11.50%	6.35%	12.48%
Net interest margin (FTE)	3.87%	3.76%	3.83%	3.79%	3.75%	3.82%	3.71%
Efficiency ratio (1)	63.96%	65.70%	64.51%	59.35%	57.51%	64.78%	56.27%

Capitalization Ratios

Dividends paid to net income	97.60%	67.75%	67.94%	61.50%	43.77%	80.00%	40.81%
Shareholders’ equity to assets (Period End)	9.98%	9.98%	9.75%	9.98%	10.09%	9.98%	10.09%

(1)	Total operating expenses to net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.